Exhibit 1

ASX Release 4 JUNE 2020 Level 18, 275 Kent Street Sydney, NSW, 2000 WESTPAC RELEASES FINDINGS INTO AUSTRAC STATEMENT OF CLAIM ISSUES Westpac today announced the results of its investigation into the Anti-Money Laundering and Counter-Terrorism Financing (AML/CTF) compliance issues, as well as releasing the Advisory Panel Report into Board Governance of AML/CTF Obligations and the Promontory Assurance letter on management’s accountability review. Westpac Chairman Mr John McFarlane said, “In line with the Board’s commitment at the 2019 AGM, we are now making public the results of reviews into the Bank’s AML/CTF compliance failings. “It’s been my experience since joining the Bank that Westpac deeply regrets this matter. Indeed, recognising the seriousness of the issues raised by AUSTRAC, the former CEO stepped down and the former Chairman brought forward his retirement. “We are all committed to fixing these issues so they don’t happen again.” The failure concerning International Funds Transfer Instructions (IFTIs) non-reporting occurred due to a mix of technology and human error dating back to 2009. The failure properly to adhere to AUSTRAC guidance for child exploitation risk in respect of some products occurred due to deficient financial crime processes, compounded by poor individual judgements. We have identified three primary causes of the AML/CTF compliance failures: Some areas of AML/CTF risk were not sufficiently understood within Westpac; There were unclear end-to-end accountabilities for managing AML/CTF compliance; and There was a lack of sufficient AML/CTF expertise and resourcing. With regard to Board oversight, the Advisory Panel formed a range of views on financial crime related governance. The Report noted that the way in which the Westpac Board organised its general governance responsibilities was mainstream and fit for purpose. The Report also noted that, with the benefit of hindsight, and noting the Board’s escalating focus in the area, directors could have recognised earlier the systemic nature of some of the financial crime issues Westpac was facing. The Panel also noted that reporting to the Board on financial crime matters was at times unintentionally incomplete and inaccurate. Westpac CEO, Mr Peter King said the management accountability assessment, conducted with external assistance, looked back over ten years and where fault was identified, appropriate action has been taken. “Consequences that have been applied to individuals include significant remuneration impacts and disciplinary actions. A number of relevant staff had already left the company.

“A range of remuneration consequences were applied to 38 individuals. Consequences applied to prior year awards, including withheld FY19 short term variable reward, totalled approximately $13.2 million1. In addition, cancelled FY20 short term variable reward, including for the CEO and Group Executives, is valued at approximately $6.9 million assuming an outcome of 50% of target opportunity. “Remuneration and disciplinary actions took into consideration decisions already taken and announced, the level of direct managerial responsibility or accountability for the compliance failures, and the level of culpability for failings. “While the compliance failures were serious, the problems were faults of omission. There was no evidence of intentional wrongdoing,” Mr King said. Mr McFarlane said Westpac’s remediation program focused on strengthening all aspects of non-financial risk management. “We accept the recommendations of the Advisory Panel report and we are implementing them as part of the remediation plan, which is already well advanced. “We have established a new Board Legal, Regulatory & Compliance sub-committee, appointed a deeply experienced executive to a new Executive position directly responsible for financial crime compliance, and made a number of other organisational changes. “We will have no tolerance for controllable negative events. Our transformation program has begun and will bring deep cultural change,” Mr McFarlane said. Mr King also acknowledged the need for cultural change within the Bank. “We recognise we need to change. We completely accept that some important aspects of Westpac’s financial crime risk culture were immature and reactive, and we failed to build sufficient capacity and experience in some important areas,” Mr King said. “We have learned from this and are absolutely committed to making amends for this event.” Mr McFarlane said Westpac’s investigations had now concluded and Westpac would continue to engage with AUSTRAC on the legal process, following the submission of its defence and admissions on 15 May 2020. Attachment 1 – Overview of Westpac’s AML/CTF compliance failures related to AUSTRAC’s Statement of Claim Attachment 2 – Advisory Panel Report Attachment 3 – Promontory Assurance Letter For further information: David Lording Andrew Bowden Group Head of Media Relations Head of Investor Relations 0419 683 411 T. (02) 8253 4008 M. 0438 284 863 This document has been authorised for release by Tim Hartin, General Manager & Company Secretary. This includes the forfeiture of unvested short and long term variable reward for the former CEO (Brian Hartzer) as well as a range of downward remuneration adjustments, in part or in full, to current and former executives and employees. Equity-based awards have been valued using the five day volume weighted average price of Westpac shares up to and including the date of receipt of AUSTRAC’s Statement of Claim on 20 November 2019 ($26.20) applying a 50% discount for long term variable reward subject to performance conditions.

ATTACHMENT 1: OVERVIEW OF WESTPAC’S AML/CTF COMPLIANCE FAILURES RELATED TO AUSTRAC’S STATEMENT OF CLAIM BACKGROUND As a major bank, Westpac has an important role to help AUSTRAC, law enforcement and the Government fight financial and other serious crime. Westpac must have systems, controls and processes in place to prevent our services being exploited for financial and other serious crime. These processes include: Assessing and mitigating money laundering and terrorism financing risks; Monitoring transactions and conducting customer due diligence to help identify potential threats; Providing AUSTRAC with information about certain financial transactions; and Informing AUSTRAC about any suspicious customer activity and cooperating with law enforcement to support investigations. Westpac’s systems, controls, processes and resources were not robust enough during the relevant period to prevent issues in the AUSTRAC Statement of Claim (the AUSTRAC Claim) from occurring. Westpac accepts full responsibility for its mistakes and has admitted relevant contraventions as part of the AUSTRAC court process. CURRENT STATUS OF AUSTRAC STATEMENT OF CLAIM Since the proceedings were filed in November 2019, Westpac and AUSTRAC have worked together constructively to narrow the issues in dispute and, if possible, resolve the matter. To date, the parties have been unable to reach agreement on all issues and so some aspects of the dispute are continuing through the Court process. On 15 May 2020, Westpac filed a Defence to the AUSTRAC Claim which admitted to a substantial majority of the contraventions alleged by AUSTRAC. These admissions included: The non-reporting of IFTIs and associated tracing information failures; Record keeping failures; Ongoing customer due diligence failures; and Failures regarding certain correspondent banking obligations. While the Defence makes a large number of admissions, a relatively small number of areas remain to be resolved in the current legal process. No trial date has yet been set. EXTERNAL REVIEWS To identify the causes of compliance failings, determine the appropriate consequences, and to identify key lessons learned, the Westpac Board commissioned a review by an Advisory Panel into Westpac’s Board Governance of Anti-Money Laundering / Counter-Terrorism Financing (AML/CTF) Obligations, an external assurance review of Westpac’s management accountability investigation, and an external review of Westpac’s financial crime program, undertaken by Promontory.

Advisory Panel Review into Board Governance of AML/CTF Obligations at Westpac The Advisory Panel of Dr Ziggy Switkowski AO, Dr Kerry Schott AO and Colin Carter AM has finalised their report into board governance of financial crime compliance. With regard to Board oversight, the Advisory Panel formed a range of views on financial crime related governance. The Report noted that the way in which the Westpac Board organised its general governance responsibilities was mainstream and fit for purpose. The Report also noted that, with the benefit of hindsight, and noting the Board’s escalating focus in the area, directors could have recognised earlier the systemic nature of some of the financial crime issues Westpac was facing. The Panel also noted that reporting to the Board on financial crime matters was at times unintentionally incomplete and inaccurate. The Panel made a number of recommendations for improvements to Westpac’s governance relating to financial crime compliance. Those recommendations include suggestions to improve end-to-end financial crime risk management processes and establish clearer accountabilities for AML/CTF compliance, embedding and clarifying the three lines of defence model’s applicability to financial crime compliance, rebuilding the relationship with AUSTRAC, monitoring AML/CTF compliance, observing and learning from global best practice and accelerating Westpac’s broader Culture, Governance and Accountability work. Westpac has accepted these recommendations and has ensured they are captured in its remediation program of work. The Advisory Panel Report is Attachment 2. Promontory Assurance review of accountability investigations Westpac’s management accountability investigation (see Section 7.0) was subject to external assurance undertaken by Promontory. Promontory’s assurance opinions are set out in their 27 May letter to the Board Financial Crime Committee, a copy of which is at Attachment 3. OUTLINE OF WESTPAC’S COMPLIANCE FAILINGS Primary causes of compliance failure Our investigations have formed a central conclusion that Westpac’s AML/CTF risk culture was immature and reactive. This had the effect of the Bank not giving enough priority to the identification and management of some important elements of AML/CTF risk. As a consequence, there were three primary causes of Westpac’s AML/CTF compliance failings related to the AUSTRAC Statement of Claim that were identified: AML/CTF risk was not always well understood across Westpac. Some key parts of the Bank did not have a consistently clear understanding and appreciation of the nature of AML/CTF risk and how it should be managed and mitigated. Similarly, Westpac did not sufficiently appreciate the depth of specialist capabilities required to manage AML/CTF risk. Aspects of accountabilities were not clearly defined and embedded, including the three lines of defence. The application of the three lines of defence model for managing risk did not always operate effectively with the management of AML/CTF risk. Some individuals did not sufficiently understand, at an operational level, where their responsibilities commenced or ended and as such, end-to-end accountability was not always clear.

Westpac GROUP

- **Insufficient AML/CTF expertise and resources.** Westpac's financial crime control framework did not have enough employees with sufficient skills, expertise and experience to effectively manage AML/CTF risk.

4.2 Overview of compliance failures

The following section details the causes of compliance failings relating to some of the relevant contraventions alleged in the AUSTRAC Claim. Westpac and AUSTRAC are working through the court process and relevant court documents will contain additional information in each of these areas. Westpac's immediate priority is to continue to address the issues and weaknesses that have been identified and apply appropriate accountability outcomes.

4.2.1 IFTI non-reporting

- Westpac is required to report to AUSTRAC all International Funds Transfer Instructions (IFTIs) that it receives or sends. Westpac failed to report approximately 19.5 million IFTIs to AUSTRAC over a 6-year period. Westpac has made admissions that it did not report the relevant IFTIs within the required time period (noting they have now been reported).
- Westpac intended to comply with its IFTI reporting obligations, but due to technology failings and human error, approximately 19.5 million IFTIs were not reported within the required time period. The majority of non-reported IFTIs concern batch instructions received by Westpac through one product, and were from two global correspondent banks, making payments to Australian beneficiaries on behalf of clients of the correspondent banks. The majority of the payments were low value recurring payments made by foreign government pension funds and corporates, which had a low risk profile.
- For the large majority of the non-reported IFTIs, failings can be traced back to the IFTI implementation program which started in 2009, where resource constraints in the relevant technology team impacted the successful implementation of the project. In 2011/12, there was also a high turnover of staff where a whole team departed to join another organisation. The loss of continuity and specialist knowledge associated with these departures contributed to the implementation errors.
- The non-reporting should have been identified and rectified sooner, including through a post-implementation review of the IFTI implementation project. At the time, there was no reconciliation process to verify that all necessary IFTI reports were being filed.

4.2.2 Ongoing customer due diligence in relation to financial indicators of potential child exploitation risk

- Westpac admitted that it did not monitor the 12 customers sufficiently to identify, mitigate and manage the risk they may engage in behaviours consistent with child exploitation risk.
- For a period, Westpac did not keep a formal register to capture relevant AUSTRAC guidance and did not have a robust enough process to ensure that it addressed and took action in relation to all AUSTRAC guidance. In addition, individual judgements that were made about how to implement AUSTRAC's guidance did not fully take into account all relevant information.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

bankSA st.george BT RAMS Bank of Melbourne

Westpac also did not have a sufficient process to detect deficiencies in the relevant detection scenarios that it had in place. While Westpac had monitoring processes over its customers prior to the receipt of the AUSTRAC Claim and had filed suspicious matter reports with AUSTRAC for each of the 12 customers (either in response to alerts from the detection scenarios in place at the time or from other processes and reviews), Westpac should have implemented more robust monitoring of their transactions for certain types of behaviours earlier than it did. Correspondent banking due diligence Westpac has made admissions that some of its processes and procedures fell short of the legal standard required. While Westpac carried out regular preliminary risk assessments and due diligence assessments of the correspondent banks identified in the AUSTRAC Claim, the assessments: did not sufficiently assess some of the AML/CTF risks posed by those banks; and did not sufficiently assess certain matters relating to the relevant correspondent banks that were required to be regularly assessed under the AML/CTF Rules. These issues were caused by limitations in the design of Westpac's processes and procedures, and in a small number of cases, by a failure to follow our established processes and procedures. In addition, reliance was placed on a particular operational team to perform functions that were critical to the due diligence process when that role would have been better suited to those with particular financial crime expertise. Aspects of the assurance obligations for all three lines of defence were not clear enough. Westpac should have had a more robust assurance process to detect the deficiencies. REMEDIATION Specific actions to improve AML/CTF compliance Westpac has implemented an extensive program of remediation and investment to address the issues and areas of compliance failure identified through its investigations. These include the following: Lifting the focus on Westpac’s AML/CTF obligations A Board Legal, Regulatory & Compliance sub-committee has been established, responsible for overseeing financial crime, regulatory and legal matters, customer remediation, compliance and conduct management. A new Group Executive, Financial Crime, Compliance and Conduct has been appointed. This role reports directly to the CEO and reflects Westpac’s commitment to increase our focus on financial crime.

A significant additional investment in financial crime processes, systems and expertise across the Bank since 2018. A Group-wide AML/CTF training program and Board workshops. Promontory is undertaking a further external assurance review of Westpac’s financial crime program and Westpac will take on board recommendations from the review. Embedding clear accountabilities for managing AML/CTF obligations and risk Westpac’s money-laundering reporting officer (MLRO) is now a new General Manager position reporting to the new Group Executive, Financial Crime, Compliance and Conduct. Westpac’s General Manager, Financial Crime, has international expertise in financial crime. The General Manager role has direct accountability and responsibility for management of AUSTRAC regulatory engagements and actions. Increased focus on Westpac’s end-to-end management of financial crime, including changes to financial crime governance to clearly specify individual accountabilities and embed monitoring processes, as well as better defining the three lines of defence model to ensure clarity of roles and responsibilities. Increasing expertise and resourcing to manage some aspects of AML/CTF risk Westpac continues to significantly increase its financial crime resources, adding approximately 200 FTEs across Financial Crime Risk, Financial Crime Program Delivery, Group Audit and Financial Crime Operations, including key senior overseas hires into the Financial Crime Leadership Team. Specialist external and independent input into Westpac’s standard setting and assurance processes. Process changes relating to Westpac’s management of AML/CTF compliance There has been significant change actioned within the financial crime program to improve AML/CTF compliance processes, including the following: Completed a new enterprise risk assessment to ensure risks and control effectiveness are clearly understood and managed properly. Rolled out an improved risk assessment methodology for products and channels; Revised regulatory reporting standards and processes, with all outstanding IFTI reports referenced in the Statement of Claim filed and changes made to assurance processes to monitor completeness of regulatory reporting; Implemented an end-to-end process to interpret, embed and action AUSTRAC AML/CTF guidance. Delivered new transaction monitoring rules and rule enhancements, including rules and monitoring to address AUSTRAC guidance; Implemented enhanced monitoring over correspondent bank transactions and updated new correspondent bank processes to better manage risk; and Established new control testing capabilities in financial crime to supplement assurance and audit.

Culture, Governance and Accountability Re-Assessment In 2018, Westpac completed a Culture, Governance and Accountability (CGA) self-assessment examining the Group’s risk culture, governance and accountability frameworks and practices. This review identified a number of shortcomings in the way Westpac managed non-financial risk, and changes are underway to address these findings. Following the AUSTRAC Claim, Westpac is conducting a reassessment of the CGA self-assessment which will also seek to ensure that any relevant lessons from the AUSTRAC matter and other recent developments since the 2018 Self-Assessment are taken into account and addressed in that broader program. Westpac will publish the results of its reassessment and its remediation plan, which will be subject to assurance by Promontory. Broader organisational changes that will enhance Group risk and compliance outcomes Under a new Chairman and CEO, Westpac has commenced a series of organisational changes that are, in part, designed to improve Westpac’s management of non-financial risk. These include: Chairman, John McFarlane announced a Group-wide end-to-end transformation and culture change program. He also announced a Group-wide review of senior management remuneration. The review will look at options for a remuneration structure that places greater emphasis on rewarding long-term achievement and a continued emphasis on addressing non-financial risk; and CEO, Peter King announced a Group-wide restructure to move the organisation to a more definitive Line of Business operating model. These changes are in addition to the improvements to the management of non-financial risk initiated by the Board and management over recent years. PREVIOUSLY ANNOUNCED BOARD CHANGES Following the AUSTRAC Statement of Claim and recognising the seriousness of the issue: Former CEO and Managing Director, Brian Hartzer, stepped down from his role and the Board determined to forfeit all of his unvested equity; The Chairman, Lindsay Maxsted, brought forward his retirement (from December to April 2020); and Non-Executive Director and Chairman of the Board Risk & Compliance Committee, Ewen Crouch, decided not to seek re-election to the Board at the 2019 Westpac AGM. MANAGEMENT ACCOUNTABILITY OUTCOMES Westpac assessed management accountability and responsibility over a ten year period. While the issues did not arise from intentional wrong-doing or misconduct at any level, the fact remains that compliance failures within Westpac’s Financial Crime program occurred and it was therefore appropriate that consequences be applied. In April 2020, the Board determined the CEO and the Group Executives will receive no FY20 Short Term Variable Reward (STVR) to recognise the importance of collective executive accountability.

Westpac GROUP

Further remuneration and disciplinary actions arising from the review took into consideration decisions already taken and announced, the level of direct managerial responsibility or accountability for the compliance failure, and the level of culpability for failings.

In addition to previously announced changes, Westpac has reviewed the accountabilities for relevant current and former Westpac employees.

In summary, remuneration consequences were applied across 38 executive, managerial and other employees via reductions (either in part or in full) to:

- FY19 STVR which was put on hold pending the result of the review;
- Unvested equity awards granted in prior years, for example, the forfeiture of awards that remain on foot under Westpac's incentive plans; and
- FY20 STVR which will be applied at the end of the financial year.

Remuneration consequences applied to prior year awards, including withheld FY19 short term variable reward, totalled approximately $13.2 million[2]. In addition, FY20 short term variable reward, which the Board has determined will be zero for the CEO and Group Executives, is valued at approximately $6.9 million assuming an outcome of 50% of target opportunity.

The AUSTRAC issues took place over a number of years, and a number of individuals covered by the investigation have already left the employment of Westpac. Accordingly, for those individuals, while remuneration and disciplinary consequences would have been applied in some cases, these are not available.

Promontory's Assurance letter is Attachment 3.

8.0 NEXT STEPS

The completion of Westpac's formal investigations and the external work undertaken by the Advisory Panel and Promontory concludes Westpac's review of its AML/CTF compliance failure related to the AUSTRAC Claim.

Ongoing work and investment to strengthen Westpac's approach to financial crime is continuing. This includes ongoing external review from Promontory on Westpac's financial crime program.

Further specific details of the matters contained within the AUSTRAC Claim may be outlined through the ongoing court process.

Westpac is committed to continuing to engage constructively with AUSTRAC to seek to resolve the matter if possible and, if not, to ensure the minimum number of issues remain to be determined by the Court.

[2] This includes the forfeiture of unvested short and long term variable reward for the former CEO (Brian Hartzer) as well as a range of downward remuneration adjustments, in part or in full, to current and former executives and employees. Equity-based awards have been valued using the five day volume weighted average price of Westpac shares up to and including the date of receipt of AUSTRAC's Statement of Claim on 20 November 2019 ($26.20) applying a 50% discount for long term variable reward subject to performance conditions.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

bankSA st.george BT RAMS Bank of Melbourne

May 8, 2020 Mr Peter Nash Chairman of the Westpac Board Financial Crime Committee Westpac Banking Corporation Dear Peter, The Advisory Panel Review – Board Governance of AML/CTF Obligations at Westpac In December 2019, the Westpac Board invited us to form an Advisory Panel to assess the ways in which the Board has handled the matters raised in the AUSTRAC allegations. The purpose of the Panel’s Review, contained in the Terms of Reference, was to examine the processes whereby the Westpac Board has managed its AML/CTF obligations and also to assess the level of diligence that had been exercised by the Board throughout the years covered by the claims. The Panel has now completed its assessment and we are pleased to provide you with the Final Report. We have appreciated the support of your staff as we have carried out our work but emphasise that we take full ownership of the views that we have reached. Yours sincerely, Colin Carter AMKerry Schott AOZiggy Switkowski AO

BOARD GOVERNANCE OF AML/CTF OBLIGATIONS AT WESTPAC: THE ADVISORY PANEL REVIEW 8 May 2020 REPORT COVER NAME MAY 20201

Table of Contents Executive Summary3 Context7 Rapid Technology Changes7 A Decade of Increased Focus upon Financial Crime7 An Increasing Expectation to Meet ‘Social Licence’ Obligations8 Increasing Expectation of What Boards Can and Should Do9 Summary of the AUSTRAC Allegations10 The Structure of Board Governance13 Board Structures and Composition13 Risk Management at Westpac14 The Increasing Focus on Financial Crime15 Were Board Processes Adequate?17 Was the Diligence by Directors Adequate?21 Next Steps25 Appendices27 Appendix A: Advisory Panel Membership27 Appendix B: AUSTRAC Allegations in Detail29 Appendix C: Terms of Reference32 Appendix D: Review Process34 Appendix E: Risk Taxonomy36

This report is the Advisory Panel’s response to the questions posed to it by the Directors of Westpac Banking Corporation (Westpac) in regard to the AUSTRAC allegations made against Westpac on 20 November 2019. It deals with how the Westpac Board has handled its obligations to comply with the Anti Money Laundering and Counter Terrorism Financing Act (AML/CTF Act). Overseeing financial crime risk is an important but small part of the Board’s overall responsibilities. The Report focusses on this issue specifically and, for a wider consideration of board governance related matters, the Panel recommends that readers consult the CBA Prudential Enquiry (May 2018), the Westpac Culture, Governance and Accountability Self-Assessment (November 2018), the ASIC Corporate Governance Task Force Report (October 2019) and the APRA Banking Executive Accountability Regime (February 2018). The Statement of Claim alleged serious contraventions by Westpac of the AML/CTF Act covering the period 2013 to 2019. The allegations fall into four broad categories - inadequate reporting of millions of international funds transfer instructions, a failure to carry out adequate risk assessments of correspondent banks, a failure to adopt and maintain an AML/CTF program, and a failure to conduct adequate ongoing due diligence and enhanced customer due diligence. AUSTRAC also alleges “inadequate oversight” by the Westpac Board. More detail about these allegations is at Appendix B. In response, the Westpac Board initiated several reviews, including this by the Advisory Panel. Our task was not to interrogate specific AUSTRAC allegations but rather to answer two questions: Were the formal Board processes, including information flows, adequate to ensure informed oversight of compliance with the requirements of the AML/CTF Act? Was the level of diligence exercised by Directors within these processes appropriate? The Advisory Panel’s Terms of Reference are included in Appendix C. Over a four-month period, Panel members have met with current and a number of former Board members and relevant senior executives. We have followed a process described in Appendix D. The time period that the allegations relate to (2013 - 2019) was a period in which a number of relevant trends were evident. These included rapid changes in technology in the financial services sector, an increasing focus on financial crime, an increased expectation that all companies had a ‘social licence’ obligation to meet, and increasing expectations about what boards can and should do. This context is pertinent when considering issues of Board process and diligence. The issues examined required a look back over nearly ten years. The ignition event for the International Funds Transfer Instructions (IFTIs) breaches1 occurred in 2010 and the problem persisted for some years until self-reported by Westpac. A relatively small IT project involving a software upgrade and complex plumbing to connect to other systems was not completed satisfactorily and resulted in regulatory reporting deficiencies, which the Bank’s control and reconciliation processes failed to detect for some years. 1 In this instance, a breach is the non-reporting of an IFTI. Based on suspicious matter reporting and the composition of payment originators, IFTIs appear to overwhelmingly relate to legitimate and uncontroversial transactions - perhaps 99.95% or more in the case of the 23 million IFTIs in question.

Following the self-reporting of breaches by Westpac in August 2018, AUSTRAC noted its concern about the control environment at Westpac and substantially broadened its enquiries, which resulted in the Statement of Claim. Our task is to make judgements about the actions of the Board with the (substantial) benefit of hindsight. First, were the formal Board processes, including information flows, adequate to ensure informed oversight of compliance with the requirements of the AML/CTF Act? The Board of Westpac, its Committees and composition, meeting frequency, participation of members and relevance of the agenda are all as one would expect in a large listed company and overall governance at this level is good. However, financial crime was a relatively small item within a very crowded Risk and Compliance agenda until 2017. This is likely to have been the case across the financial sector in Australia given the domestic focus of our banks, relative success in negotiating the Global Financial Crisis, the movement of executives and sharing of experiences between companies, which ensure broadly similar processes and approaches across the sector – an observation consistent with the ASIC review. It was in the monitoring of financial crime risk management, and related controls, that shortcomings are evident, particularly early in the years under review. There seem to be a number of reasons for this. First, although reporting was regular, the ‘voice of financial crime risk’ was not loud enough, nor were the concerns that the regulator might have expressed. In a Group environment congested by extensive reporting and information flows, financial crime risk did not emerge with clarity above the background noise and its risk was not properly appreciated and hence given the priority it deserved until about 2017. The Board Risk and Compliance Committee (BRCC) agenda was large with typically about 35 - 40 agenda items and also around 40 meeting participants (including guest presenters and subject matter experts for specific items), which made engagement with every issue difficult. However, the evidence suggests the BRCC was conscientious and hard working. At the Board Risk and Compliance Committee, the quarterly report on Financial Crime was presented and this included inter alia reports on the outcomes of assessments by AUSTRAC from time to time. Second, there were weaknesses in change management, including business processes and execution, that allowed a non-compliant AML/CTF environment to develop, and poor control and monitoring processes permitted the situation to continue for seven years or more. The regulatory environment moved faster than Westpac’s ability or willingness to respond with its management systems, data analytic resources and processes. Finally, while the information flows to the Board and its Committees were adequate, the content of that information was not. It was sometimes misleading or information was omitted. Matters that were not known by management could not be provided. When this occurs, it is a huge problem for any board. We found no evidence of executives not reporting material matters they knew to the Board. Unsatisfactory risk assessments – being ‘out of appetite’ - were regularly reported to the Board. When problems were uncovered, they were quickly reported to senior management and the Board and, where appropriate, to the regulator. Importantly, in light of the community view of banks since the Hayne Royal Commission, we also find no evidence that greed, self-interest, or remuneration incentives played any obvious part in Westpac’s approach to its AML/CTF obligations – even in those areas of underperformance. Westpac people are impressive in their individual and collective drive to ‘do the right thing’. There was genuine and widespread dismay over the child exploitation allegations. Overall, this saga reveals that major sins were ones of omission and not of commission. AUSTRAC’s allegations against the Bank include matters that were unknown at the time to the Bank’s leadership. The failings – such as non-reported IFTIs or inadequate due diligence on correspondent banks and particular customers – occurred deep in the organisation and it is not reasonable to expect that a board should find these out. The Board relies on information flows from management and it was the content of those flows that was poor. Information was (unintentionally) misleading and sometimes omitted. The second question was whether the level of diligence exercised by Directors within these processes was appropriate? Our assessment is that, while not satisfactorily focussed before 2017 and slow off the mark, the Board’s response appears to have been appropriate after 2017, though reaction times remained slow. In the earlier years under review, it appears that the Board and the Board Risk and Compliance Committee, were slow to recognise global trends in financial crime and increased enforcement activity in AML/CTF. The Bank’s executive leadership and financial crime teams were light on relevant international experience – an undervalued competence – and specialist resources devoted to financial crime were insufficient. The Board and management allowed out-of-risk-appetite situations to persist for long periods. The Three Lines of Defence framework had shallow roots in the financial crime risk area. The assumption by the Board was that relevant processes were reinforced by the Three Lines of Defence and normal assurance tests. This assumption proved to be incorrect. And the Board Risk and Compliance Committee, while overseeing Risk across the Group, probably could have picked these things up. The reaction by Directors to recurring reports of red flagged risk actions in AML/CTF was not sufficiently urgent. A gap developed between Board engagement with AML/CTF obligations and that which was expected by AUSTRAC. There is also no evidence that the Westpac Board suffered from a lack of readiness to ask relevant questions but sometimes let lagging improvement and risk mitigation efforts continue unchallenged for too long. Leading up to early 2017 and beyond, there has been considerably increased engagement by the Board. A Financial Crime Strategic Plan was tabled with the Board Risk and Compliance Committee in March 2019 after extensive work in 2018 leading to the development of a Financial Crime Program as an aggregate vehicle for remediation, governance and accountability plans and activities for financial crime matters.

A training workshop was held for Board members on financial crime and there was a significant uplift in the resources deployed. New executive and Board appointments have brought in relevant international and domain expertise. Hundreds of additional staff have also been engaged. Management of non-financial risk was embedded in Westpac’s senior management remuneration scorecard. Executive roles overseeing non-financial risk were upgraded in the Bank’s organisational structure. The key role of the Board is to provide and approve a framework for management and staff to manage their AML/CTF risks. Early in the period, the program to do this was immature and inadequate but during 2018 and 2019 the Board and the Board Risk and Compliance Committee gave considerable attention to the matter and the latest Program was approved in March 2019. Shortcomings in the financial crime risk area do not necessarily indicate a lax risk management culture at large in the Bank. Our view is that Board and management oversight of financial risk appears strong and robust. Building the same rigour into non-financial risk management, including financial crime risk management, will be a much easier task than if the ‘risk culture’ throughout Westpac was deficient. Early shortcomings aside, there was a noticeable shift in the Bank’s response to financial crime issues from around 2017 onwards. The documentary record shows a serious level of Board engagement with AML/CTF issues from that time and the Advisory Panel is of the view that Board diligence after 2017 was reasonable.

In forming judgements about how the Westpac Board dealt with these matters it is important to understand the environment within which decisions were being made and priorities set. The allegations by AUSTRAC against Westpac occurred within the context of four evident trends: Rapid industry change in technology and data analytics capability; Increasing focus on financial crime by regulators around the world; Increased community expectation that companies have serious obligations of a ‘social licence’ kind; and Increasing expectations about what boards can and should do. All four trends are important in considering board governance and accountability at Westpac in the years relevant to the AUSTRAC allegations. Rapid Technology Changes The business of banks is no longer just about collecting deposits and lending to home buyers and commercial entities at a margin which provides a fair return, if it ever was, but also to accumulate, store and monitor information on every transaction and, when required by law, pass onto regulators and police for their scrutiny in search for evidence of any criminality. Digitisation and the internet have greatly facilitated real time transactions, record keeping and innovative financial processes, all of which benefit customers, while introducing new risk classes around cyber security and financial crime. Heavy continuing investments in IT infrastructure are required. These put upward pressure on costs and downward pressure on margins. Companies have decisions to make in striking the right balance. A subsidiary question arising from this review is whether the Westpac technology platforms are best practice and what part they played in Westpac’s capacity to deal with AML/CTF obligations? A Decade of Increased Focus upon Financial Crime In the aftermath of 9/11 (2001) governments and regulators stepped up their surveillance of money flows focusing upon financing of terrorism, but a decade later their work had expanded to cover financial crimes such as money laundering, drug trafficking, channels to/through sanctioned regimes, fraud and corrupt practices, and tax evasion. Global banks were impacted earliest; Australian banks detected the shifts and responded but only after an interval of some years. The largely domestic profile of the major Australian retail banks and the apparent focus of AUSTRAC on tax evasion, welfare fraud, terrorism and organised crime meant that other AML/CTF issues were less likely to be on their radar than was the case overseas. Overseas banks, partly because of their greater struggles during the Global Financial Crisis (GFC, 2007-09), were forced to recognise and address shortcomings in their management of non-financial risks much earlier. While their focus was on customer product and service compliance matters, it forced more rapid improvements in non-financial risk management than in Australia at the time. Australian banks fared relatively well during the GFC, being well capitalised, and were well regarded for their management of financial risk. Regulators also interpreted the Australian experience as reflecting on their own adequate oversight of the system. AML/CTF in Australia became an observable component of a larger risk management agenda around 2010, some years after global banks. Since then the enforcement of financial crime legislation has become much more important globally and more robust. There has been high profile litigation in the US, UK and in Europe. This is also true in Australia where enforcement activities by AUSTRAC have become more serious in recent years with enforcement actions against Tabcorp in 2015, resulting in the largest civil penalty ever to that time, and CBA in 2017. The CBA penalties were a big wake up call for the financial services industry. Today, more than previously, banks understand that they must maintain an appropriate AML/CTF program and conduct sophisticated analyses of their transactions and customers to help detect criminal activity. An Increasing Expectation to Meet ‘Social Licence’ Obligations In the decade bookended by the GFC (2007-09) and the Hayne Royal Commission (2018-19), perceptions of the financial services industry in general, and banks in particular, changed considerably. Until recently, the main metrics of success for a major listed company centred on increasing dividends and share price appreciation. And in this respect, Westpac has been a successful business. Important processes, such as the oversight of financial risk, were mostly fit for that purpose, well documented and managed. However, the ‘purpose’ of an institution has been redefined, and companies are now recognising their responsibilities are to a broader set of stakeholders than just simply shareholders and extend to employees, community, customers, suppliers and regulators. Evidence that the role of boards now typically includes much more than a focus on shareholder returns is found in Westpac’s Board Charter, which includes meeting non-financial objectives associated with maintaining a ‘social licence’. Furthermore, the recent Hayne Royal Commission highlighted instances where Australian banks had treated certain customers poorly and indulged in practices that were at times unlawful and certainly unethical. The Royal Commission left much of the community dissatisfied with the conduct of banks and the AUSTRAC allegations have fed into this. One inference was that much of this behaviour was judged to be motivated by greed and supported by the way bank executives were remunerated. As a result, community attitudes towards banks and their CEOs and senior executives continued to harden. And regulators, also criticised in the Royal Commission, became much more resolved. In large retail banks like Westpac this wider role for a board is, in part, enforced through a myriad of legal and regulatory requirements which have expanded over time. Together, the expanded expectations of the board, and added legal and regulatory requirements, mean that a bank’s behaviour is judged now against more exacting and diverse standards than that which existed a decade or more ago.

Increasing Expectation of What Boards Can and Should Do Assessing whether a board has done well or poorly is substantially determined by views about what boards can and cannot be expected to do. This is a something of an ‘elephant in the room’ issue. It is rarely discussed but is central to our considerations. And here we see society’s steadily increasing expectations, which are not necessarily well founded, on what boards are set up to achieve. Non-executive Board members are intentionally, and importantly, not part of management. Current governance rules require that Non-Executive Directors be part time and independent which effectively precludes persons with prior experience of the company in question from being a member of the board. As at December 2019, Westpac had nine Non-Executive Directors plus the CEO/Managing Director, which is quite typical of large companies. If each Non-Executive Director spends between one and two days per week on the job, that equates to a ‘full-time equivalent’ of only around three Directors. The statement of the duties of a company director are large and growing but with such limited capacity boards will always have to decide which issues are to have priority. They cannot do everything. Discussions about the responsibilities of board members rarely touch on what is realistically feasible for them to achieve. In risk management, are they an additional line of defence conducting detailed diligence; or rather a high level overseer of risk management strategy and policy and a high level monitor of risk management competence and effectiveness? To what extent can boards be expected to pick up major mistakes deep inside their company? An important issue that comes out of our review is to ask how boards might better prioritise their work in order to lessen the risks of serious oversights such as those alleged by AUSTRAC.

AUSTRAC, the financial crime regulator in Australia, was established in 1988 under the Financial Transaction Reports Act 1988 and continued with more emphasis under the Anti-Money Laundering and Counter Terrorism Financing Act 2006. As we have noted local enforcement activities by AUSTRAC have become more serious in recent years with enforcement actions against Tabcorp in 2015 and CBA in 2017. Both these cases resulted in very large civil penalties of $45 million and $700 million respectively. The Statement of Claim made by AUSTRAC against Westpac was lodged in the Federal Court on 20 November 2019. The allegations all relate to contraventions of the AML/CTF Act and cover a number of breaches. The allegations span the period 2013 to 2019 and attracted significant media scrutiny and very negative public reaction, including from politicians. AUSTRAC also alleges that there was “indifference” by Westpac senior management and “inadequate oversight” by the Board. Following the AUSTRAC allegations, APRA and ASIC have now launched investigations and independently a number of class actions are underway. APRA is examining whether Westpac breached the Banking Executive Accountability Regime introduced in 2018; and ASIC is investigating whether continuous disclosure breaches occurred during a capital raising earlier in 2019. The allegations that AUSTRAC made against Westpac fall into several broad categories: Inadequate reporting of millions of international funds transfer instructions; Failure to carry out risk assessments of ‘correspondent banks’; Failure to adopt and maintain an ‘anti-money laundering, counter terrorism financing and other serious crimes program’; and Failure to conduct adequate ongoing due diligence and enhanced customer due diligence. The first allegation is made up of a number of failings and is a straightforward compliance issue. A large number of International Funds Transfer Instructions (IFTIs) to AUSTRAC were not reported, did not provide all the required details; and in some cases provided no details at all about the instructions within the time allowed. This non-compliance is alleged to have occurred over many years from 2013 to 2019. Information about the payer or the origin of the transferred money was sometimes incomplete. Furthermore, some records of fund transfers were not retained by Westpac for the required seven-year period. The second category of allegations asserts inadequate risk assessments on some ‘correspondent banking’ relationships - arrangements made with other banks to provide payments (and other services) for those correspondent banks and their customers. Westpac had correspondent banking relationships with sixteen foreign banks and these international relationships are considered to involve greater AML/CTF risks because they encompass cross border transactions, different jurisdictional risks, and some limits to the transparency of the identity of the customer and the source of funds. Some assessments had been done by Westpac of its correspondent banks but AUSTRAC alleges there were shortcomings in these assessments that led to Westpac contravening the Act. An anti-money laundering, counter terrorism financing and other serious crimes program was allegedly not adopted and maintained in an adequate manner. The general Part A part of this program is to identify, mitigate and manage the risk of getting involved in, or facilitating money laundering, financing terrorism or other serious financial crime. AUSTRAC alleged that shortcomings in the program led to a failure to identify, mitigate and manage such risks. In particular, AUSTRAC alleged that the general part of the program (Part A) did not comply with Rules under the Act. Finally, in respect of ‘KYC - knowing your customer’, AUSTRAC claims that Westpac’s failure to adequately conduct ongoing due diligence and enhanced customer due diligence meant that activity indicating possible child sexual exploitation was not detected as effectively as it might have been. Due diligence for this type of crime is conducted in part by analysis and investigations using typologies that specify what particular patterns criminal activity exhibits and searching large data bases to find such examples. For child sexual exploitation the attributes in the typologies include frequent low value payments to South East Asian countries, sometimes accompanied by travel to those destinations and sometimes by knowledge of previous crime. Of course frequent low value payments can also encompass family remittances from migrant workers, pension payments, and other ‘innocent’ transactions so the analysis is just a first step in the detection process. It was this type of due diligence that AUSTRAC alleges was inadequately conducted by Westpac. The twelve of Westpac’s approximately 14 million customers2 who were alleged to have made payments to beneficiaries, principally in the Philippines, were monitored by Westpac and suspicious matter reports had been lodged. However, AUSTRAC alleges that had due diligence been appropriate detection would have occurred sooner. These are serious allegations. The first allegation is a ‘black-and-white’ compliance issue. Certain transactions must be reported and records kept. If this is not done the regulator does not necessarily have the data needed to track down serious financial crimes. AUSTRAC and other financial crime regulators globally rely on this information. However, it is important to note that this allegation concerns the non-reporting of transactions and not their legality. The IFTIs appear to overwhelmingly relate to legitimate and uncontroversial transactions - perhaps 99.95% or more in the case of the 23 million IFTIs in question. The second allegation draws attention to the fact that relationships with other banks (or ‘correspondent banks’) opens opportunities for financial crime if those banks are not also conducting their own affairs in an appropriate and proper manner. This matter must be checked to maintain integrity in the whole system. The third allegation that Westpac does not have an adequate program to mitigate and manage serious financial crime is particularly serious. This is a basic requirement for a bank to conduct its operations. Finally the allegation that adequate ongoing due diligence and enhanced customer due diligence was not conducted means criminals can use the 2 Customer data as at 30 September 2019: Westpac Group’s 2019 Full Year Financial Results Presentation and Investor Discussion Pack.

banking system for criminal activity, and in this alleged case, patterns of transactions on the accounts of twelve customers were indicative of child exploitation risks and while reported as suspicious matters this detection was allegedly not as timely as it should have been. The complete Statement of Claim is available on AUSTRAC’s website at https://www.austrac.gov.au/

The way in which the Westpac Board has organised its governance responsibilities is quite typical of large corporations and of large banks – and this includes the ways in which the Westpac Board has organised its oversight of risks, both financial and non-financial. The main challenge facing the Board – and indeed of all large banks and major corporations – is how to cover the large scope of matters that have to be addressed. Board Structures and Composition The Board and Board Committee structure at Westpac is similar to that of most large companies in Australia. The Westpac Board in June 2019 was comprised of ten independent Non-Executive Directors and the Chief Executive Officer. Of the ten independent Non-Executive Directors, four were women and six were men. The Board typically meets eleven times each year. The skills and expertise among the Non-Executive Directors appear well balanced and considered. In mid-2019 there were four with senior experience in financial services along with the expertise of the CEO. Two of these Directors had a background in a large retail bank, one in investment banking, and one in financial services. The other Non-Executive Directors were experienced business executives. Two, including the Chairman, had professional accounting backgrounds and advised and worked in the corporate sector; one Director was a very experienced corporate lawyer; and the other three were experienced in digital transformation, communications and technology more broadly. Given the ‘big data’ and digital developments that are ongoing in banking, the relatively recent appointments of Directors with expertise in these areas makes sense. The Board also has some regulatory experience with one Director having served on a government financial system inquiry and another on an international body concerning international finance and regulation. The immediate past Chairman of the Board recently retired early (following the AUSTRAC allegations) and he was the longest serving Director, having been on the Board for 12 years from 2008 to 2020, and Chairman for eight years since 2011. The four next longest serving Directors have been on the Board for four to six years. The remaining five Directors have been in their positions for about one to three years with the two latest appointments being in 2019. No current Director was a Board member at the start of the period covered by AUSTRAC’s allegations. By 2020, the tenure of no current Board member extended back beyond June 2013, other than for Lindsay Maxsted who had been Chairman since December 2011. Board member turnover, at least until November 2019, has been unremarkable and well planned. Board Committees include separate committees for each of Audit, Risk and Compliance, Nominations, Remuneration, and Technology. This is a familiar committee structure for an Australian company of this size though the creation of a Board Technology Committee acknowledges the transformation occurring in financial services. In response to the recent AUSTRAC Statement of Claim, the Board has also established a Board Financial Crime Committee.

The Board Risk and Compliance Committee meets five times per year and all Directors are members of this Committee. This Committee was chaired by a Director with a corporate law background and extensive business experience. He did not seek re-election to the Board following the AUSTRAC allegations. Another senior Director with retail banking experience has been appointed as BRCC Chair. Westpac established its Board Risk and Compliance Committee well before 2008 when APRA suggested that banks consider establishing Risk Committees. It was not until 2019 that APRA made Risk Committees mandatory for banks and set out a number of procedures for their operation, all of which Westpac has complied with for many years. During this period, the Board Audit Committee was chaired by a very experienced Director with a financial background and prior experience in retail banking. In 2019, the Board Audit Committee met six times a year and had four Directors as members. The Board Technology Committee had four members in June 2019 and is chaired by a Director with a background and interest in technology and digital transformation in particular. At this time, the Board Nominations Committee was chaired by the Chairman of the Board and had five members. The Board Remuneration Committee is chaired by a Director with experience in the financial sector and has three members. In summary, the way in which the Westpac Board has organised its governance responsibilities is mainstream and ‘fit for purpose’. The main challenge is not the governance structure itself. Rather, it is the huge scope of a board’s work relative to the ‘board capacity’ that is available. Today’s governance rules mean that, other than the Managing Director, the Board is comprised of part-time Directors who have no prior career experience at Westpac. And so, while the structures might be well designed and the appointments to the Board well-chosen, the challenge is how to ‘oversee’ what is happening in a company with, in this instance, over 14 million customers and over 36,000 employees3. Risk Management at Westpac The management and oversight of risk at Westpac is a big task. Financial risk management is fundamental to the business of the Bank. As well as financial risk, the Bank must also manage its non-financial risk. Westpac’s Risk Management Framework identifies eleven major categories of ‘risk’ ranging from credit and liquidity to cyber and reputational (see Appendix E). The Board is responsible for approving the Westpac Group Risk Management Strategy, the Westpac Group Risk Appetite Statement and monitoring the effectiveness of risk management. The Board Risk and Compliance Committee monitors the risk profile and controls for adequacy and appetite, and provides regular reports to the Board on these matters. The risk management that the Board, and its Board Risk and Compliance Committee, are monitoring is performed under a standard ‘three line of defence’ model. This has been the approach to risk management at Westpac throughout the 2013-2019 period. 3 Customer and employee data as at 30 September 2019: Westpac Group’s 2019 Full Year Financial Results Presentation and Investor Discussion Pack.

The first line of defence is the operational or business manager who takes responsibility and is accountable for risk management (both financial and non-financial) across his/her business lines. The second line of defence is with specialist risk and control personnel. These work with the operational areas but are separate from them; and should bring expertise and knowledge in particular risk areas – such as financial crime. This is the group that is most in contact with the regulators about ongoing developments and requirements. The third line of defence is internal audit and external audit. These auditors validate risk and control assessments. This line of defence provides management and the Board with independent assurance about the design and operational effectiveness of the Bank’s risk management activities. Their focus is assurance and is often the most visible of the lines of defence to the Board. The external auditor explicitly focusses on the annual financial statements and non-financial risks are relevant to the extent they are key audit matters to be disclosed in the financial statements. Such matters can include provisions being made for compliance, regulation and remediation relating to conduct matters where these are relevant. The external auditor must preserve its independence and typically other third-party experts are engaged across the Bank by various business areas to examine assurance and compliance. This work occurs in any area of risk, both financial and non-financial. Internal audit is intended to be an independent assurance function for the Board, senior management, and regulators. Internal audit should provide opinions on the adequacy and effectiveness of the first and second line of defence across both financial and non-financial risks. Material risk classes should be tracked by Internal Audit along with any remediation work underway. The Internal Audit Plan is set annually, approved by the Board Audit Committee and modified where required as the year progresses and risk profiles and circumstances change. The Increasing Focus on Financial Crime Financial crime matters and related risk issues were reflected in Board papers over the period 2013 - 2019. However, the importance of financial crime increased at the Board and, by February 2015, oversight and approval of a financial crime risk framework was delegated by the Board to the Board Risk and Compliance Committee for attention. Since that time a dedicated Financial Crime Report has been tabled at that Committee quarterly. The increasing attention being paid to financial crime is also evident in the Westpac Group Annual Reports. Up until 2016 these reports include references to financial crime in their Supervision and Regulation section, and under Risk Factors. The law concerning anti-money laundering and counter terrorism financing, and the role of AUSTRAC, is noted. From 2017 the failure to comply with financial crime obligations is dealt with quite prominently in the Risk Factors commentary section. In the Westpac Group Annual Reports of 2018 and 2019 the risk of financial crime understandably received substantial attention. In 2018 the fact that millions of International Funds Transfer Instructions had not been reported to AUSTRAC was explained and that these errors, once known, had been immediately self-reported to AUSTRAC. An ongoing review of Westpac’s anti-money laundering and counter terrorism financing environment was noted. In 2019 the focus on financial crime in the Westpac Group Annual Report continued with the Directors referring to processes and controls in this area being given particular attention. Financial crime is mentioned as a risk to be considered in determining remuneration outcomes and a potential contingent liability associated with the breach is noted. AUSTRAC’s priorities in the financial crime area vary over time depending on changing circumstances. Not surprisingly over the past decade these priorities changed as partly indicated by AUSTRAC’s guidance to banks like Westpac - through case studies, typologies, and involvement in forums like the Fintel Alliance. AUSTRAC’s Annual Reports give a more backward-looking indicator. Judging from AUSTRAC’s Annual Reports before 2016, the focus was on tax evasion, welfare fraud and terrorism. Child exploitation is a more pronounced theme in years after 2017.

The first question asked of the Advisory Panel was ‘Were formal Board processes, including information flows, adequate to ensure informed oversight of compliance with the requirements of the AML/CTF Act?’ As Section 3 has explained there were four areas where AUSTRAC alleged there were failures to comply with the AML/CTF Act. These were various failings in reports to AUSTRAC about international funds transfer instructions, inadequate due diligence of correspondent banks, a failure to adopt and maintain an AML/CTF (and other serious crimes) program, and finally inadequate due diligence of customers. The relevant question for the Advisory Panel then is to what extent formal Board processes, including information flows, contributed to these alleged failures? The formal Board and Board Committee processes are explained in Section 4 and the view of the Advisory Panel is that these processes are generally adequate for risk management. The Board approved the Westpac Group Risk Management Strategy and is clear in the Group Risk Appetite Statement about its expectations of acceptable risk outcomes. It was in the monitoring of financial crime risk management and related controls that shortcomings are evident, particularly early in the years under review. The task of monitoring risk management for the Board is mainly the business of the Board Risk and Compliance Committee. Other Board Committees have roles that are relevant to their focus areas; the Board Technology Committee has an interest in the adequacy of the bank’s IT systems; and the Board Audit Committee in any financial reporting consequences from financial crime. The rhythm of these Committee meetings, like that of the Board, is as one would expect for a large listed company. At the Board Risk and Compliance Committee a quarterly report on Financial Crime was presented and this included inter alia reports on the outcomes of assessments by AUSTRAC from time to time. The independent annual review of Board Effectiveness was positive throughout the period of interest though it is notable that several Directors found the Board Risk and Compliance Committee agenda difficult. Appropriate attention, they felt, could not be paid to the 40 or so items to be addressed within a five hour meeting. To address this issue the number of meetings of this Committee per year was increased from four to five in 2019. It is our view that Board processes, and the information flow to the Board and its Committees, were adequate. However, there was a problem with the content of information. It is beyond our scope to address management failings but when a Board is not getting correct information or matters are being omitted, its task is made impossible. There is absolutely no evidence that these errors were intentional or that were motivated to mislead the Board. The simple fact is that management did not know and hence could not inform the Board until they did know. The Board became aware of the AUSTRAC Statement of Claim on 19 November 2019, the evening before the Statement of Claim was formally lodged in the Federal Court. The AUSTRAC CEO telephoned the Westpac CEO, as an act of courtesy, to let him know of the upcoming issuance of proceedings. The Board’s knowledge of the four general matters raised by AUSTRAC in its

Statement of Claim in November 2019 varied. First, with the non-reporting of International Funds Transfer Instructions (IFTIs) the Board had direct knowledge of the matter at around the same time they were reported to AUSTRAC. This was in August 2018, just over a year before the Statement of Claim in November 2019. Well before this date the Board Risk and Compliance Committee and the Board knew that there were problems with the management of financial crime risk. This knowledge covered the period 2011-2017. At least quarterly, the Board received reports that described the known problems and how they were being addressed. There appears to have been no attempt to sugar-coat the assessments. Summary traffic light assessments moved between ‘amber’ and ‘red’ and never to ‘green’. The Bank’s own risk assessment for Financial Crime was constantly rated ‘out of appetite’ and was frequently downgraded as new problems were uncovered. One issue after another was uncovered and separately fixed only to have another matter arise. The extent of the issues became clear during 2017, when dealing with individual issues became a wider task and it became clear that ‘band aid’ solutions were inadequate. In 2017 the Westpac Institutional Bank division investigated the financial crime risk attached to the relevant business lines in its operations. It was this examination that led to the discovery of the large number of unreported IFTIs and the incomplete information that had been reported to the regulator. This was made known to the Board in mid 2018 and the seriousness of the under reporting appears to have been well understood by the responsible officer. AUSTRAC was immediately informed in August 2018, as noted. Second, the Board’s knowledge of problems within correspondent banking due diligence was gained over a long period of time. The Panel was informed that as far back as 2011-12 problems around correspondent bank due diligence were being noted by management, along with remediation requirements. Compliance Assessments by AUSTRAC were conducted in 2012 and 2016. The 2012 AUSTRAC Assessment recommended improvements and a requirement needed to meet obligations under the Act. The 2016 Assessment made recommendations but did not set out any requirements formally needed to satisfy the Act. These Assessments were noted in the quarterly reporting to the Board Risk and Compliance Committee and work appears to have commenced by management to address the known problems at the time. Remediation across a range of financial crime areas occurs, particularly in transaction monitoring. It was not until 2017-18, when the Westpac Institutional Bank division conducted an investigation, that the extent of the problems became clearer. Financial crime remediation activities progressed more broadly during this period, and extended beyond the IFTI reporting issues. Remediation included upgrades to the IT monitoring system and commencement of improvements in controls including those covering correspondent banks.

Third, the AUSTRAC allegation that an AML/CTF program had not been adopted and maintained was not known to the Board until the Statement of Claim was lodged. The Board was well aware during 2018-19 that work was underway to improve the management of its financial crime risks and serious attention was being given to the matter by both senior management and the Board, especially through the Board Risk and Compliance Committee. A plan to manage anti-money laundering and terrorism financing risk, the Financial Crime Strategic Plan, had been updated and adopted by the Board in March 2019. Finally, when Westpac self-reported its IFTIs non-compliance in August 2018 a series of Notices were issued by AUSTRAC over the course of the next 14 months. Not surprisingly, questions concerned payment flows, standards, and procedures. On 20 September 2019 (two months before the Statement of the Claim was issued) Westpac received a Notice from AUSTRAC inquiring about its transaction monitoring and its use of typologies to detect child sexual exploitation. It was not until that point, about two months before the Statement of Claim, that Westpac had any knowledge of AUSTRAC’s possible concern about child sexual exploitation. This new line of inquiry from AUSTRAC was brought to the attention of the Board Risk and Compliance Committee just before its meeting on 31 October 2019. This was the first time that the Board received information that AUSTRAC was examining concerns it had with possible inadequacies in Westpac’s transaction monitoring to detect possible child sexual exploitation. The Board and the Board Risk and Compliance Committee also had information reported to them that was, with the benefit of hindsight, insufficient to trigger appropriate and timely action. For some years, the Board had been regularly informed that the working relationship with AUSTRAC was good. The Minutes and material in various meetings over the period covering 2013-19 are full of descriptions of problems being addressed; but also talked of a constructive working relationship with AUSTRAC. This may have contributed to a sense, at both Board and senior management levels, that despite the problems, issues were being adequately addressed and that the regulator was content with the progress being made. In addition, in 2014 Internal Audit completed a review of compliance with IFTI reporting. While improvements were suggested there was no conclusion that the reporting of IFTIs was not compliant. What is especially concerning is that the improvements suggested by Internal Audit were not adequately followed up by the first line of defence nor did the third line appear to check whether or not this had been done. Prior to this report the post implementation review in 2011 of the IT project concerning IFTI reporting gave assurance to management that all IFTIs were being noted as required. This was incorrect and gave a misleading level of confidence in the reporting systems. A series of Compliance Assessments from 2013-2018 were conducted by AUSTRAC that included reviews of Correspondent Banking (2016) and on-boarding of high-risk customers (2018). The assessments recommended various actions and made observations. No requirements to meet the obligations under the AML/CTF Act were noted and as the actions recommended were completed and closed the clear but misleading impression is one of compliance. Once the under-reporting of IFTIs had been reported to AUSTRAC in August 2018 the communications from the regulator make very clear their view of the seriousness of the issue and the fact that it had persisted for so long. They flagged a concern about the control environment and began seeking more detailed information. AUSTRAC also signalled concerns over due diligence of correspondent banking and in November 2019 a line of inquiry commenced about the detection of child sexual exploitation. At the same time the Chief Risk Officer correctly noted in a memo to the Board that a key message from different regulators and reviews was that Westpac had been slow to act on certain longstanding issues. In summary the Advisory Panel concludes that the processes of the Board were adequate and its receipt of information, and the timing of that information, were also adequate. What failed was that the information provided by management was sometimes misleading or omitted. What was not known by management could not be provided.

The second question for the Advisory Panel concerned the Board’s diligence in the financial crime area. ‘Was the level of diligence exercised by Directors within these processes appropriate?’ It is clear that the level of diligence applied by the Board to financial crime risk management increased around 2017. Prior to that time, and as far back as 2013, the Board and management attention to financial crime was less. A non-compliant AML/CTF environment had developed, and poor control and monitoring processes permitted the situation to continue for too long. While there are understandable reasons why the Board gave the matter less priority in these early years before 2017 there were some warnings about the importance of financial crime risk management that the Board could have noticed earlier: Externally the increasing importance of financial crime, especially overseas, was evident. The earlier enforcement cases elsewhere and those that AUSTRAC brought against both Tabcorp and CBA reinforced this trend. Internally there were also warnings though muted. Out-of-risk-appetite situations were reported to the Board Risk and Compliance Committee and tolerated for long periods. While the matters were reported to be getting management attention, the long period of time that unacceptable risk-appetite persisted is notable. Internally it was also known that to meet compliance obligations in the financial crime area an analysis of data relating to millions of transactions, customers, and correspondent banks was needed. This meant IT systems and how they are used had to be fit-for-purpose. We are told that significant resources had been invested in IT systems. However how these systems were used may have hampered data collection, forensic analysis and regulatory reporting. Early shortcomings aside, there was a noticeable shift in the Bank’s response to financial crime issues from 2017 onwards. The documentary record shows a level of Board engagement with AML/CTF issues from that time and the Advisory Panel is of the view that Board diligence after early 2017 was reasonable. In the period from 2017 to when the AUSTRAC Statement of Claim was lodged in November 2019: An enterprise “Get-to-Green” Working Group chaired by the Group Chief Financial Officer and the Group Chief Risk Officer was established to manage the resolution and track the remediation of issues which were delaying a return to satisfactory Risk Appetite for AML/CTF. This was an important step in addressing the string of reports about assumed-to-be unrelated issues that had been coming to the Board for many years. A Financial Crime Workshop and Financial Crime ‘Deep Dive’ was held for all members of the Board Risk and Compliance Committee in November 2017. This was to provide the Board Risk and Compliance Committee with “greater awareness of the Group’s approach to managing, and the current status, of its Anti-Money Laundering and Counter-Terrorism Financing (AML/CTF) obligations”.

6. Was the Diligence by Directors Adequate? (cont'd)

- In early 2018 the Board reviewed a detailed plan and then resolved to implement its 'Part A Program'.
- The Board approved the 'Five Streams of Work' required to put various AUSTRAC recommendations in place.
- A Financial Crime Strategic Plan was approved by the Board in March 2019 after extensive work in 2018 leading to the development of a Financial Crime Program as an aggregate vehicle for remediation, governance and accountability plans and activities for financial crime matters.
- A strategic program was initiated in 2015 to upgrade and migrate four separate parts of the Detica IT system into a single global platform. The aim was to allow real time screening and establish a global transaction monitoring program. The upgrade was planned to be delivered over the period 2016-2021 at a cost of $60 million.
- The Board Risk and Compliance Committee noted the implementation of findings and recommendations from the various AUSTRAC Compliance Assessments conducted over the period (including Correspondent Banking in 2016, review of Suspicious Matter Reports in 2017, and on-boarding of high-risk customers in 2017).
- The Board was aware of Westpac's involvement in the Fintel Alliance, launched by AUSTRAC in early 2017, and with other government / industry financial crime related collaboration initiatives (for example the Joint Financial Intelligence Centre in 2016).
- A series of important executive appointments were made starting in 2017. Senior executives were hired with deep and relevant financial crime and non-financial risk experience. Significantly, some of these hires were from overseas banks where progress in managing such matters was (and is) more mature than in Australia.
- New Board appointments brought in persons with relevant technical and offshore experience.
- Organisational changes were made which elevated the seniority of financial crime executives and uplifted financial crime capabilities. A Global Head of Financial Crime, with international experience, joined Westpac in April 2019, and this new role reported to the Chief Compliance Officer.
- Internal resourcing dedicated to financial crime (including financial crime operations) increased substantially, doubling to 750 people in the past three years.
- The Board directed action to correct the reporting of IFTIs once the matter had become known to the Board and AUSTRAC in August 2018. In 2019 the Board oversighted the appointment of specialists to conduct an independent review of the transactions.
- Management of non-financial risk was embedded in Westpac's senior management remuneration scorecard, initially through a separate weighted element within the scorecard. (In 2019 this was a generic 7.5% for non-financial risk management with a higher weighting for those with larger roles.) This weighted element worked in conjunction with an override mechanism that enabled more significant downward adjustments, as far as 100% downwards, to the scorecard and remuneration for material risk failures.

THE ADVISORY PANEL REPORT MAY 2020 22

Throughout this period the information flow to the Board and the Board Risk and Compliance Committee continued through the quarterly Financial Crime reports. Occasional papers were also produced on key risk issues, assurance, updates on regulatory and enforcement actions, and for business unit reporting. In summary, after 2017, the level of Board engagement in matters involving financial crime was significant. Further steps were taken after AUSTRAC lodged its Statement of Claim on 20 November 2019. In the few months since then: The Westpac Chairman has retired early, the Chair of the Board Risk and Compliance Committee advised that he would not stand for re-election as a Director, and the Chief Executive Officer resigned. A new Chairman and Chief Executive Officer have been appointed. A Board Financial Crime Committee, chaired by a senior Non-Executive Director, has been established to oversee implementation of an enhanced financial crime program. The Global Head of Financial Crime role was elevated to General Manager level (General Manager, Financial Crime) in November 2019, reporting directly to the Chief Risk Officer. Commitment has been made to recruit an additional 200 people to support financial crime and compliance obligations. This adds to the 750 employees engaged in this area already, as noted above. In the interim, all or part of the grant of the 2019 Short Term Variable Reward has been withheld for the full Executive Team, and several members of the general management team, subject to the assessment of accountability. The Chairman and other current Non-Executive Director base fees for 2019 were reduced by 20% as a one-off measure to recognise collective accountability as the Board of Westpac for customer outcomes highlighted by the Royal Commission, shareholder sentiment leading to the ‘first strike’ at the 2018 Annual General Meeting, and significant non-financial risk matters. As well as the appointment of this Advisory Panel a number of working groups have been formed and independent specialists engaged to advise on accountabilities and remedial action. In summary, for the period relevant to the AUSTRAC allegations, the picture which emerges is one where diligence reached a satisfactory level in early 2017, and although there was previous Board attention to the matter, particularly since 2015, it was inadequate over that earlier period and failed to grasp the scale and systemic nature of the problem. This contributed to an environment where IFTI reporting breaches went undetected for many years, the early Part A program lacked conviction, and the due diligence given to both correspondent banks and customers was not sufficiently thorough. There is increased attention paid to financial crime risk beginning late in 2016 and early 2017 with significant increases in priority by the Board and management, resources are added, and some good momentum occurs well before AUSTRAC initiated proceedings in November 2019. After 2017 the Advisory Panel is of the view that the diligence given by the Board is adequate. Matters appear not to have been addressed and finalised as quickly as they should have been but after 2017 there is no doubt about the serious intent and diligence at the Board level.

Our remit was to assess how the Westpac Board had dealt with the matters contained in the AUSTRAC allegations. As such, it has been a ‘backwards’ look – trying to put ourselves in the shoes of Board members as events unfolded over the past several years. In this section we summarise the steps that the Westpac Board might prioritise as it moves to address the exposed shortcomings in financial crime risk management. We note that many of the necessary remedial actions have been underway for some time, having started before disclosure of IFTI reporting breaches in August 2018, and well before the AUSTRAC action. Some of these initiatives are summarised in Section 6 and are ongoing. The incoming leadership has quickly assumed ownership of the AUSTRAC issues while determining the wider Westpac challenges which they perceive to be most critical. The new Chairman and CEO are already moving to make the improvements in financial crime risk governance that are required. Obvious priorities will include driving cultural change - the way work is done, the committees, shared accountability and performance management. The time it takes for implementation is a clear problem and the blurred accountability that results from management through committee is a recognised concern. Continuing effort will be needed to strengthen both the regulatory relationship and compliance, especially in financial crime risk. Every board needs to periodically review its own processes as directors can be overwhelmed with detailed papers, meetings get longer and issues lose visibility given the number of agenda items and shifting priorities. Westpac is no exception as the challenge is a universal one facing boards. We believe that the following matters merit early attention by the Board and the BRCC: There are many strengths to the multi-brand and matrix management organisational model adopted by Westpac but end-to-end visibility and ownership of processes is not one of them. This is a bigger risk for those processes which do not have a loud corporate voice and are characterised by non-financial key performance indicators which are not monitored daily as are financial metrics, customer statistics and the like. Clear accountabilities for AML/CTF compliance and reporting must be developed and enforced. Continued effort is needed to clarify the responsibilities within the Three Lines of Defence for financial crime risk, and to make the model work. Each line of defence has a role and care should be taken that line one does not delegate its responsibility to line two. Rebuilding the relationship with AUSTRAC and together designing a mode of engagement and cooperation that respects the different role each organisation plays. AUSTRAC is a regulator that needs to work closely with its clients to enable information sharing and detection, but this good relationship does not detract from its enforcement activities and Westpac should not be naïve about both these roles of the regulator. Benchmarking with domestic competitors is useful but not sufficient in some cases such as processes relating to AML/CTF and the evolving requirements of communities, regulators and governments. While Westpac has noted international benchmarks and had a consultant conduct an ‘international sounding,’ the need for directors to show increasing interest in global best practice in managing financial crime risk is clear. The way in which the Board monitors their need to meet AML/CTF obligations should be reviewed. There are three types of monitoring required: monitoring the many financial crime risks facing Westpac, monitoring the risk management framework to ensure it remains appropriate and proportionate to those risks, and monitoring the transactions and activities of customers. The ‘traffic light’ scoring system for conforming to the risk appetite is one monitoring tool used but deeper issues also need routine consideration and perhaps different types of reporting. The Westpac Culture, Governance and Accountability Self-Assessment caused a large number of improvement initiatives to be undertaken from 2019 onwards. This work should be focused and accelerated with clear accountabilities for delivery, including a more pressing timetable.

Appendix A: Advisory Panel Membership The Panel established to conduct this review is comprised of: Colin Carter AM Colin Carter’s career was with The Boston Consulting Group. He now advises BCG on global governance issues, is a director of Lendlease, National Golf Club, Australian Ballet Foundation and is Chairman of the Geelong Football Club. Formerly he was a director of SEEK, Wesfarmers, Origin Energy, AFL Commission, a number of not-for-profits including World Vision and also was chairman of Jawun. He has carried out board performance reviews in many organisations and co-authored a book on boards, Back to The Drawing Board, published in 2003 by Harvard Business School Press and now translated into six languages. Dr Kerry Schott, AO Kerry Schott is currently Chair of the Energy Security Board and a Director of NBN. She has been a Chair and Non-Executive Director of a number of unlisted companies in the infrastructure sector. Kerry was Managing Director and CEO of Sydney Water from 2006 to 2011. Before that Kerry spent 15 years as an investment banker, including as Managing Director of Deutsche Bank and Executive Vice President of Bankers Trust Australia. Kerry holds a doctorate from Oxford University (Nuffield College), a Master of Arts from the University of British Columbia, Vancouver and a Bachelor of Arts (first class Honours) from the University of New England, Armidale NSW. Kerry was recently awarded honorary doctorates at the University of Sydney, Western Sydney University and the University of New England. She was awarded an Order of Australia in 2015 for services to business and commerce through a range of public and private sector finance roles. Dr Ziggy Switkowski, AO Dr Switkowski is Chancellor of RMIT University and Chairman of NBN Co. He is a former Chairman of Suncorp Group, the Australian Nuclear Science and Technology Organisation and of Opera Australia. He has also served as a non-executive director on the boards of Tabcorp Holdings, Healthscope, Oil Search, Lynas and Amcor. He has previously held positions as Chief Executive Officer and Managing Director of Telstra Corporation Limited, Optus Communications Ltd and Kodak (Australasia) Pty Ltd. He is a Fellow of the Australian Academy of Science, the Australian Academy of Technological Sciences and Engineering, and the Australian Institute of Company Directors.

In 2014, Dr Switkowski was made an Officer of the Order of Australia for services to tertiary education administration, scientific organisations and the telecommunications sector, to business, and to the arts.

Appendix B: AUSTRAC Allegations in Detail As we outlined in Section 3 the allegations made by AUSTRAC were serious. The nature of those allegations is discussed in more detail below. Correspondent Banking Due Diligence Westpac had correspondent banking relationships with sixteen foreign banks. These relationships are considered to involve greater money laundering and terrorism financing risks because they encompass cross border transactions, different jurisdictional risks, and some limits to the transparency of the identity of the customer and the source of funds. Given this situation Westpac did 47 assessments of its correspondent banks but AUSTRAC alleges that these assessments had various shortcomings that mean Westpac contravened section 98 of the AML/CTF Act. According to AUSTRAC this behaviour was beyond Westpac’s own standards and risk appetite, and appropriate monitoring to identify these matters was not followed. Failure to Properly Report IFTIs Each time funds are transferred in or out of Australia Westpac (and other banks) must lodge an International Funds Transfer Instructions (IFTIs) report with AUSTRAC within 10 business days. Information that must be provided includes the identity of the payer, their address, the size of the transaction, what the payment is for, and the payee name and address. Millions of (legitimate) transactions occur each year and this reporting function is essentially a large data transfer between a bank system and AUSTRAC’s system. AUSTRAC allege that between November 2013 and September 2018 Westpac received 19,427,710 IFTIs (worth about $11 billion) and did not report these transactions until the period October 2018 to September 2019. This late reporting of IFTIs represented just over 72% of all incoming IFTIs at Westpac, and were related mainly to one correspondent bank. That bank, and one other, were not reported until years later because Westpac failed to include the data in the system that exported data to AUSTRAC. It is alleged that there was no assurance process in place to detect that IT system failure. Two other banks also had a small number of incoming IFTIs reported late as another systems error allowed non-reporting on non-banking days. AUSTRAC also allege that 2.7 million of the incoming IFTIs did not contain all the information required. In particular the payer was not identified. Westpac had an arrangement with a foreign ‘Ordering Institution’ to allow electronic funds transfer instructions from their overseas customers to be processed. IFTIs received under this arrangement from October 2016 to November 2018 were not reported to AUSTRAC until the period March to September 2019. AUSTRAC allege that the late reporting of these 61,717 transactions (worth about $100 million) is another breach of section 45 of the Act. Over the period November 2013 to February 2019 Westpac failed to report 10,771 outgoing IFTIs (worth about $707 million) as required. These outgoing transactions, all related to one correspondent bank, and were reported late on 4 October 2019. Finally over the period February 2017 to June 2019, Westpac sent 2,314 instructions for outgoing IFTIs under

Appendices (cont'd)

arrangements with three foreign banks. AUSTRAC alleges it has never received the required report on these IFTIs.

3. Transferred Money under Section 64 of the Act

When Westpac is interposed in a chain of fund transfers, it is required to pass on information to the next institution so that the origin of transferred money is clear. AUSTRAC allege that, in the period from January 2014 to 2019, Westpac passed on 7,639 fund transfers (worth about $590 million) and failed to include all the information need to be able to trace the origin of the transferred money.

Similarly AUSTRAC allege that in the same period, Westpac sent 2,882 IFTIs out of Australia (worth about $104 million), and failed to include information in the instructions that would have enabled the origin of the transferred funds to be traced. AUSTRAC note that Westpac had obtained the complete information about the payer, but failed to pass it up the chain. Both these matters are alleged to be in contravention of section 64 of the Act.

4. Making and Retaining Records

Under section 115 of the Act Westpac is obliged to keep records for seven years of each transfer instruction passed on to it by a correspondent bank. The back-up record keeping system at Westpac was not correctly configured and records were lost. Data relating to 3,516,238 transfer instructions from one bank were passed on to Westpac from January 2011 but this data was not retained for seven years. AUSTRAC allege this contravened section 115 of the Act.

5. Anti-Money Laundering and Counter Terrorism Financing Program

Westpac is required to adopt and maintain an anti-money laundering and counter terrorism financing program. Failure to do so contravenes the Act and banks are not to provide designated services to customers unless they have such a program. The program is divided in two parts: Part A (general) and Part B (customer identification). The purpose of Part A is to identify, mitigate and manage the risk of getting involved in, or facilitating, money laundering, financing terrorism or other serious financial crime.

AUSTRAC allege that from November 2013 Westpac's Part A Program did not have the primary purpose of identifying, mitigating and managing the risk of financial crime. The allegation is that Westpac's Part A Program was not compliant with the requirement for risk-based systems and controls to be put in place. AUSTRAC allege that from mid-2015 controls had been predominantly unsatisfactory and out of appetite; and these ratings were driven by inter alia compliance and risk issues at Westpac and inadequacies with Detica, Westpac's financial crime system. Remediation had not been adequate, timely or prioritised.

AUSTRAC list a number of concerns and examples of poor management and operational failures to support their allegation.

THE ADVISORY PANEL REPORT MAY 2020 30

Ongoing Customer Due Diligence and Child Exploitation Westpac policy was to maintain and develop detection to monitor customer transactions. Advice and feedback from AUSTRAC and other law enforcement agencies was to be prioritised. By May 2016 Westpac had assessed that the child exploitation risks relating to low value payments to the Philippines was increasing. In response Westpac introduced a detection scenario to one of its payment channels but this scenario failed to detect any issues. This detection test was replaced by another in June 2018 and AUSTRAC allege it was not until that time that an appropriate analytical tool had been applied. AUSTRAC also note that this more effective detection was applied to only one payment channel (LitePay) and not to other channels. AUSTRAC further alleged that Westpac failed to conduct ongoing customer due diligence on twelve customers. AUSTRAC has alleged that this failure contravened section 36 of the Anti-Money Laundering and Counter Terrorism Financing Act 2006. The intent of that law is to identify, mitigate and manage the risk of the bank facilitating money laundering, financing terrorism and other serious financial crimes. Each of the twelve customers held an account with Westpac. Eleven of the twelve customers had repeated patterns of frequent low value transactions that were consistent with child exploitation typologies. The twelfth customer had a prior conviction for child exploitation offences. AUSTRAC alleges that had Westpac conducted appropriate due diligence, and in particular applied appropriate detection scenarios for child exploitation typologies, these customers would have been identified earlier. AUSTRAC notes several other matters about these customers. AUSTRAC alleges that one customer transferred money in 2014 to a person who was later (in 2015) arrested for child trafficking and exploitation, and that had Westpac been appropriately monitoring in 2014, those transactions would have come to its attention. A number of these customers travelled to the Philippines a number of times. Another customer held accounts at Westpac from 2016 and in June 2019 Westpac became aware that money was being transferred to the Philippines in a manner that was indicative of child exploitation. A few days later Westpac became aware that this customer had a prior conviction for child sexual exploitation. This prior conviction requires enhanced customer due diligence by the bank and it is alleged by AUSTRAC that Westpac did not do so promptly or appropriately given the risks involved. The information provided by AUSTRAC about eleven of the twelve customers shows: Two relevant customer accounts were opened before November 2013, another one was opened in 2015, five were opened in 2016, and one was opened in each of 2017, 2018 and 2019; Westpac identified the child exploitation issue in these customer accounts from March 2018 onwards; The size of each individual relevant transaction ranged from about $40 to $300; and Following the identification of the child exploitation issue AUSTRAC noted that some accounts continued transacting.

Appendix C: Terms of Reference On 20 November 2019, the Australian Transactions Reports and Analysis Centre (AUSTRAC) lodged a Statement of Claim against Westpac in the Federal Court. That document contained a range of allegations regarding Westpac’s satisfaction of obligations under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006. On 28 November 2019, Westpac announced that it would establish an accountability review advisory panel (Advisory Panel) of three independent experts to provide recommendations on governance and Board accountability. Terms of Reference for the Advisory Panel Basically, the Advisory Panel will answer two questions. Were the formal Board processes, including information flows, adequate to ensure informed oversight of compliance with the requirements of the Anti-Money Laundering and Counter-Terrorism Financing Act 2006; and Was the level of due diligence exercised by Directors within these processes appropriate? These two questions will focus on the governance of risk by the Board particularly as it relates to financial crime. The questions will be approached by considering first whether formal Board processes were adequate; and second whether the level of diligence exercised by Directors within the operation of those formal processes was suitable. Process stream Informed by guidance from a range of relevant bodies – for example, the ASX, the AICD, ASIC and APRA – the Advisory Panel will set out what “good risk governance” looks like for an organisation of the scale and nature of Westpac. The focus would then be inter alia on the extent to which these attributes were met by the Westpac Board generally and more specifically in regard to the governance of financial crime risk. The view of the Advisory Panel will reference documentary evidence, interview records, and any other matter they judge relevant. Governance themes might include the risk management framework, strategy and appetite setting; information content and flow; composition of Board Committees; allocation of time to risk matters; engagement by the Directors; enforcement of management accountability; escalation processes; Director skills and experience; oversight of risk related incentives and remuneration; and oversight of consequence management. The Advisory Panel will form an overall judgment and make recommendations regarding the adequacy or otherwise of risk governance by the Westpac Board specifically in the area of financial crime.

Diligence stream The Advisory Panel should set out those actions and behaviours that in its view constitute a reasonable standard of diligence for directors in this risk governance context. The Advisory Panel may draw on the “reasonable steps” concept that underpins the Banking Executive Accountability Regime where these are considered relevant. Supported as appropriate by documentary evidence and interview records, the Advisory Panel will assess whether or not the Board has been diligent in its risk governance duties and specifically as they relate to financial crime. The assessments will be undertaken for Chairmen and Directors including the Chief Executive Officer in his role as a Director. Completion The Advisory Panel will provide a written report to the Board, through the Board Financial Crime Committee, that has been set up to deal with this matter. A set of recommendations regarding board governance and board accountability should be made under the two streams of work set out above. That report will be made available to regulators, and more broadly to the public, as Westpac determines. The final report of the Advisory Panel will be submitted by 30 April 2020 at the latest.

Appendices (cont'd)

Appendix D: Review Process

Over a four-month period, Panel members have:

- Reviewed relevant literature on governance of financial institutions especially the CBA Prudential Enquiry (May 2018), the Westpac Culture, Governance and Accountability Self-Assessment (November 2018), the ASIC Corporate Governance Task Force Report (October 2019) and the APRA Banking Executive Accountability Regime (February 2018).
- Reviewed Board and Board Committee documents, and extracts of documents, for the 2013-19 period.
- Interviewed the Chairman (outgoing and incoming), CEO (former and current), and each current Non-Executive Director listed below.
- Interviewed senior Westpac executives, listed below, with connection to non-financial risk and specifically financial crime.
- Reviewed information on critical Financial Crime events at offshore banks.

The Panel interviewed the following current and former Westpac Non-Executive and Managing Directors:

Nerida Caesar
Alison Deans
Craig Dunn
Anita Fung
Steven Harker
Peter Marriott
Lindsay Maxsted
John McFarlane
Peter Nash
Margie Seale
Brian Hartzer in his capacity as the former Managing Director
Peter King in his capacity (at the date of interview) as Acting Managing Director

Several Westpac Executives and the external Auditor were also interviewed:

Craig Bright - Chief Information Officer
Di Challenor - General Manager, Group Transaction Services
Lyn Cobley - Chief Executive, Westpac Institutional Bank
Rebecca Lim - Enterprise Legal Counsel
Christine Parker- Group Executive, Human Resources
Scott Saunders – General Manager, Financial Crime
David Stephen - Chief Risk Officer
Gary Thursby - Acting Chief Financial Officer
Mike Trotter – Head of Risk Strategy and Operations
Lona Mathis - Lead Audit Partner, PwC

The focus of our investigation has been narrow and we have not interviewed people outside Westpac (except as noted above).

THE ADVISORY PANEL REPORT MAY 2020 34

The Panel was assisted in their work by a Secretariat and we would like to particularly thank John Arthur, Leif Evensen and Stephanie Gray for their expert assistance.

Appendix E: Risk Taxonomy Given that the metrics of success for a major listed company centred, until recently, upon share price and dividend flows, the presumed drivers of shareholder value, Westpac was a demonstrably successful business. Its processes, including the oversight of Risk, were mostly fit for that purpose, well documented and executed. It’s instructive to note the spectrum of risks that today’s banks manage. The Level 1 Risks of the Westpac Risk Taxonomy represent the material risk classes for the Group and include: Governance; Risk culture; Strategic; Capital adequacy; Funding and liquidity; Credit; Market; Operational; Cyber; Conduct and compliance; and Reputational. Until 2019, Westpac did not explicitly headline non-financial risk but Financial Crime and AML/CTF obligations were to be found distributed across the Operational, and Conduct and Compliance classes. In recent months Financial Crime has been added to the other eleven Level 1 Risks. To put the task of the Advisory Panel in perspective we are trying to assess the Board’s actions over the past seven years in the area of AML/CTF obligations (as described in the AUSTRAC Statement of Claim). Financial Crime, (now) one of the twelve Level 1 Risks, is monitored by the Board Risk and Compliance Committee, and further overseen by the Board whose responsibilities cover the whole Group.

27 May 2020 Mr Peter Nash Chairman of the Westpac Board Financial Crime Committee Westpac Banking Corporation 275 Kent Street Sydney, NSW, 2000 Dear Mr. Nash External Assurance to the Westpac Board over Westpac’s Management Review of Accountability for the alleged failings identified in AUSTRAC’s Statement of Claim On 21 November 2019 the Australian Transaction Reports and Analysis Centre (AUSTRAC) lodged a Statement of Claim in the Federal Court against Westpac Banking Corporation (Westpac or Bank) for failing to meet certain of its obligations under the Anti-Money Laundering and Counter-Terrorism Financing Act (2006) (AML/CTF Act). As part of its response, Westpac initiated a Management Review of Accountability for the alleged failings identified in the Statement of Claim. Promontory, a Division of IBM Limited, was engaged to provide external assurance to Westpac’s Board over the Management review. This letter summarises Promontory’s external assurance over this review. In response to AUSTRAC’s allegations Westpac engaged Promontory to provide assurance to the Westpac Board that Westpac’s Management Review of Accountability for the alleged failings was robust, based upon an accurate and complete set of facts, and employed a sound methodology for arriving at its conclusions. All materials shared with Promontory for the purpose of our assurance work were provided on a confidential basis. The need to preserve legal privilege over some of the materials involved meant that our access to parts of the Review was even further limited. In particular, we did not participate in interviews and we did not see the conclusions of the Review or the report produced by the Review. Consequently, while we were able to provide assurance over the design of the Review, our ability to provide assurance over the implementation of the Review was limited. The scope of our assurance over its conclusions and recommendations was limited to a negative assurance opinion. Our assurance activities, which ran for a period of around five months, included reading and assessing documents, including vast quantities of documents made available by Westpac, relevant Westpac policies, procedures and frameworks, Management and Board Committee papers, and a methodology document compiled by the Review Team. These were supplemented by two walk-throughs by the Team of their approach and methodology as applied to the allegations relating to Westpac’s failure to adequately monitor international transactions for Child Sex Exploitation. We conducted our own analysis of these inputs and were provided with, and took, the opportunity to challenge the Review team on its methodology and interpretations.

PROMONTORY
an IBM Company

Based on our assurance activities, and subject to the limitations noted above, Promontory can provide the Westpac Board with the following assurances.

1. *That the Review of Individual accountabilities for the alleged failings identified by AUSTRAC was* ***designed*** *in a way that was appropriate for the objectives of the Review. In particular:*
    - *the scope of the Review provided the Review Team with adequate flexibility to investigate the AUSTRAC allegations;*
    - *while the information available to Promontory was less extensive than that available to the Review Team, we were satisfied that the latter was sufficiently broad and accurate for the Review Team to develop a robust methodology for the Review;*
    - *the methodology developed by the Review Team, as described in their Methodology Document and inferred from the walk-through of the CSE stream, was sound and appropriate for arriving at conclusions and recommendations consistent with the objectives of the Review; and*
    - *the range of individuals targeted for interview was adequate and appropriate for assessing accountability.*
2. *On the basis of our limited sample of one work stream, the methodology* ***appears to have been implemented*** *as designed, and with appropriate care and due diligence.*
3. *Given our lack of visibility over the* ***conclusions and recommendations*** *made by the Review Team, Promontory is only able to provide negative assurance over these. Specifically, we saw no reason why the methodology, if implemented as designed, should not lead to accurate and appropriate conclusions and recommendations.*

Our more detailed report on these issues was provided to you separately on 25 May 2020.

Sincerely,

Jeffrey Carmichael
Practice Leader
Promontory Australia

Peter Kell
Managing Director
Promontory Australia

Promontory Australia, a business unit of IBM Australia Limited
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